Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Third Quarter Results

October 22, 2007. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three and nine months ended September 30, 2007. The Company’s net income for the three months ended September 30, 2007 was $348,000 compared to a net loss of $3.6 million for the same period in 2006. For the nine months ended September 30, 2007, net income increased $4.4 million from a net loss of $2.9 million for the nine months ended September 30, 2006 to net income of $1.5 million with earnings per share of $0.23. The Company’s net loss in the third quarter of 2006 was a result of a charitable contribution of the Company’s common stock in the amount of $5.5 million to the Chicopee Savings Bank Charitable Foundation in connection with the Company’s public offering.

The Company’s assets increased by $13.6 million, or 3.0%, from $450.0 million at December 31, 2006 to $463.6 million at September 30, 2007, primarily as a result of an increase in federal funds sold of $7.1 million as well as an increase in loans of $6.2 million. The increase in federal funds sold was primarily due to an increase in deposits of $12.5 million offset by loan growth. Net loans increased to $375.1 million at September 30, 2007 from $369.0 million at December 31, 2006, with one-to-four family real estate loans increasing $6.2 million, or 4.3% and consumer loans increasing $2.2 million, or 8.9% which was offset by decreases in commercial real estate loans of $1.2 million or 1.2% and commercial loans of $1.5 million or 3.2%.

Financial highlights include:

•

The investment portfolio decreased by $1.1 million, or 2.3%, to $44.2 million as of September 30, 2007 compared to $45.3 million at December 31, 2006, primarily due to maturities of held-to-maturity securities.

•

Total deposits were $324.1 million at September 30, 2007 compared to $311.6 million at December 31, 2006, an increase of $12.5 million or 4.0%. During the period certificates of deposit increased by $9.0 million, or 4.7%, and money market deposits increased by $4.5 million, or 13.1%, offset slightly by a decrease in NOW accounts of $1.6 million, or 9.5%. The growth in deposits was a result of aggressive deposit pricing.

•

The allowance for loan losses at September 30, 2007 was $3.1 million, or 0.81% of total loans, compared to $2.9 million, or 0.78% of total loans as of December 31, 2006. Nonperforming loans at September 30, 2007 were $2.4 million, or 0.63% of total loans, increasing $678,000 from $1.7 million, or 0.46% of total loans as of December 31, 2006.

•

There was no provision for loan losses for the three months ended September 30, 2007 compared to $75,000 for the same period in 2006. For the nine months ended September 30, 2007, the provision for loan losses decreased to $214,000 from $335,000 for the nine months ended September 30, 2006. The decrease in the provision for loan losses was due in part to the decrease in commercial real estate and commercial loans and consistent asset quality.

•

During the quarter ended September 30, 2007, the net interest margin decreased to 3.29%, as compared to 3.60% for the third quarter of 2006. The decrease of 31 basis points was primarily due to an increase in the cost of funds of 64 basis points offset by the increase in assets yield of 21 basis points. For the nine months ended September 30, 2007, net interest margin was 3.36% compared to 3.50% for the nine months ended September 30, 2006, a decrease of 14 basis points due to the cost of funds increasing faster than the yield on assets.

•

Non-interest income was $570,000 for the quarter ended September 30, 2007 compared to $380,000 for the quarter ended September 30, 2006. The increase during the period was primarily attributable to the gain of $126,000 from the sale of available-for-sale securities and an increase in service charges, fees and commissions of $81,000. For the nine months ended September 30, 2007, non-interest income was $2.1 million, an increase of $792,000 or 61.1%, compared to $1.3 million for the same period in 2006. The increase for the first nine months of 2007 was primarily due to an increase of $683,000 in gain on sales of available-for-sale securities and an increase of $232,000 in service charges, fees and commissions. The increase was partially offset by a decrease in loan sales and servicing.

•

Non-interest expense for the three and nine months ended September 30, 2007 was $3.7 million and $10.4 million compared to $8.7 million and $14.6 million, respectively, for the same periods in 2006. The decreases in non-interest expense for the three and nine months ended September 30, 2007 are primarily due to the establishment and funding of the Chicopee Savings Bank Charitable Foundation with 551,064 shares of the Company’s common stock resulting in a charitable contribution expense of $5.5 million during the third quarter of 2006. This was partially offset by an increase in salaries and employee benefit expense of $493,000 and $1.1 million, for the three and nine months ended September 30, 2007 respectively, attributable to additional staffing needs to support the requirements of a public company and increased benefit costs associated with the Bank’s Employee Stock Ownership Plan and the Company’s Equity Incentive Plan.

•

Total stockholders’ equity at September 30, 2007 was $105.8 million, a decrease of $2.6 million, or 2.4% from December 31, 2006, resulting mainly from the purchase of 297,574 shares of the Company’s common stock to fund the trust which will be used to fund restricted stock awards under the Company’s 2007 Equity Incentive Plan, at a cost of $4.4 million as well as the purchase of 25,000 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $347,000, partially offset by net income for the period.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its six branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Cash and due from banks	$7,986	$8,816
Short-term investments	3,058	1,132
Federal funds sold	8,647	1,580

Total cash and cash equivalents	19,691	11,528
Securities available-for-sale, at fair value	8,328	7,861
Securities held-to-maturity, at cost (fair value $35,629 and $37,099 at September 30, 2007 and December 31, 2006, respectively)	35,890	37,411
Federal Home Loan Bank stock, at cost	1,583	1,574
Loans, net of allowance for loan losses ($3,079 at September 30, 2007 and $2,908 at December 31, 2006)	375,137	368,968
Cash surrender value of life insurance	11,556	11,200
Premises and equipment, net	6,819	7,003
Accrued interest and dividend receivable	2,088	1,901
Deferred income tax asset	1,596	1,538
Other assets	951	1,061

Total assets	$463,639	$450,045

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$29,409	$29,088
Interest-bearing	294,693	282,483

Total deposits	324,102	311,571
Securities sold under agreements to repurchase	17,937	12,712
Advances from Federal Home Loan Bank	13,446	15,256
Mortgagors’ escrow accounts	1,405	997
Accrued expenses and other liabilities	936	1,063

Total liabilities	357,826	341,599

Commitments and contingencies
Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued and outstanding at September 30, 2007 and December 31, 2006)	72,479	72,479
Treasury stock, at cost (25,000 shares at September 30, 2007 and no shares at December 31, 2006)	(347)	—
Additional paid-in-capital	401	144
Unearned compensation (Management Reward Program)	(4,152)	—
Unearned compensation (Employee Stock Ownership Plan)	(5,431)	(5,654)
Retained earnings	42,310	40,817
Accumulated other comprehensive income	553	660

Total stockholders’ equity	105,813	108,446

Total liabilities and stockholders’ equity	$463,639	$450,045

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$5,926	$5,130	$17,542	$14,706
Interest and dividends on securities	500	536	1,475	1,281
Other interest-earning assets	126	296	532	539

Total interest and dividend income	6,552	5,962	19,549	16,526

Interest expense:
Deposits	2,778	2,033	8,130	5,499
Securities sold under agreements to repurchase	93	86	242	196
Other borrowed funds	139	165	430	877

Total interest expense	3,010	2,284	8,802	6,572

Net interest income	3,542	3,678	10,747	9,954
Provision for loan losses	—	75	214	335

Net interest income, after provision for loan losses	3,542	3,603	10,533	9,619

Non-interest income:
Service charges, fees and commissions	446	365	1,378	1,146
Loan sales and servicing	(2)	2	(4)	119
Net gain on sales of securities available-for-sale	126	13	714	31

Total non-interest income	570	380	2,088	1,296

Non-interest expenses:
Salaries and employee benefits	2,250	1,757	6,044	4,985
Occupancy expenses	227	266	777	807
Furniture and equipment	241	231	707	672
Data processing	189	184	553	527
Stationery, supplies and postage	78	75	256	236
Charitable foundation contributions	—	5,511	—	5,511
Other non-interest expense	679	647	2,078	1,818

Total non-interest expenses	3,664	8,671	10,415	14,556

Income (loss) before income taxes	448	(4,688)	2,206	(3,641)
Income tax expense (benefit)	100	(1,057)	713	(737)

Net income (loss)	$348	($3,631)	$1,493	($2,904)

Earnings per share:
Basic	$0.05	NA	$0.23	NA
Diluted	$0.05	NA	$0.23	NA
Weighted average shares outstanding since initial public offering:
Basic	6,753,685	NA	6,575,486	NA
Diluted	6,577,656	NA	6,580,718	NA

NA- Not Applicable

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006		2007	2006
Performance Ratios:
Return of Average Assets	0.30%	-3.31%		0.44%	-0.95%
Return of Average Equity	1.28%	-16.53%		1.83%	-6.64%
Interest Rate Spread	2.37%	2.80%		2.45%	3.00%
Net Interest Margin	3.29%	3.60%		3.36%	3.50%
Non-Interest Expense to Average Assets	3.16%	7.92%		3.04%	4.77%
Efficiency Ratio	89.11%	77.87	% (1)	81.14%	80.40	% (1)
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.20%	135.95%		133.10%	130.36%
Average Equity to Average Assets	23.48%	20.05%		23.78%	14.33%

	At September 30, 2007	At December 31, 2006	At September 30, 2006
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.81%	0.78%	0.85%
Allowance for loan losses as a percent of total nonperforming loans	128.88%	169.96%	881.19%
Net charge-offs to average outstanding loans during the period	0.02%	0.04%	0.02%
Nonperforming loans as a percent of total loans	0.63%	0.46%	0.10%
Other Data:
Number of Offices	7	7	7

(1)	Efficiency Ratio includes total non-interest expenses (less the one time charitable contribution expenses of $5.5 million) divided by the sum of net interest income plus total non-interest income.